Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
to Prospectus dated	File No. 333-140078
February 7, 2007
4,449,917 Shares of
BEIJING MED-PHARM CORPORATION
Common Stock
     This document supplements the prospectus, dated February 7, 2007, relating to offers and resales of up to 4,449,917 shares of our common stock (including 1,116,611 shares issuable upon the exercise of warrants) which may be sold from time to time in one or more offerings by several of our stockholders. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-3 (File No. 333-140078), as amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of			Number of	Number of
	Shares			Shares	Shares
	Beneficially		Percent of	Being	Beneficially	Percent of
Selling Stockholder	Owned		Class	Offered	Owned	Class
JMG Capital Partners LP	111,110	(8)	*	111,110	0	*
JMG Triton Offshore Fund Ltd	111,110	(9)	*	111,110	0	*
Cardinal Bear LLC	106,664	(12)	*	106,664	0	*
Nite Capital LP	22,248	(26)	*	22,248	0	*
Warrant Strategies Fund, LLC	44,440	(47)	*	44,440	0	*
Merrill Lynch, Pierce, Fenner & Smith Incorporated	88,888	(48)	*	88,888	0	*
Fort Mason Partners, LP	4,147	(49)	*	4,147	0	*
Fort Mason Partners, LP	271	(50)	*	271	0	*

*	Represents beneficial ownership of less than one percent of our outstanding stock.

(8)	Jonathan M. Glaser is the natural person with voting and investment control over these shares.

(9)	Jonathan M. Glaser and Daniel A. David are the natural persons with voting and investment control over these shares.

(12)	Includes 88,888 shares of common stock that have been pledged to Merrill Lynch and 17,776 shares of common stock issuable upon the exercise of warrants. Michael F. Baxter is the natural person with voting and investment control over these shares.

(26)	Includes 26 shares of common stock issuable upon the exercise of warrants we sold in the December 2006 private placement.

(47)	Represents 44,440 shares of common stock issuable upon the exercise of warrants we sold in the December 2006 private placement, of which 22,220 were transferred from JMG Capital Partners LP in September 2007, and 22,220 were transferred from JMG Triton Offshore Fund Ltd on September 2007.

(48)	Represents 88,888 shares of common stock that have been pledged to Merrill Lynch by Cardinal Bear LLC.

(49)	Represents 4,147 shares of common stock issuable upon the exercise of warrants we sold in the December 2006 private placement that were transferred from Nite Capital LP in November 2007.

(50)	Represents 271 shares of common stock issuable upon the exercise of warrants we sold in the December 2006 private placement that were transferred from Nite Capital LP in November 2007.
     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 14, 2007